CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Highlights" andto the use of our report on the statement of changes in net assets and financial highlights for the year ended October 31, 1996, and the financial highlights for the period March 6, 1995 (commencement of operations) to October 31, 1995, of Northstar International Value Fund (formerly Brands International
Fund) in Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A and related Prospectus and Statement of Additional Information of Northstar Trust.


                                            ERNST & YOUNG LLP

Los Angeles, California
February 27, 1998